Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

    We have issued our reports dated March 12, 2008, with respect to the consolidated financial statements and  internal control over financial reporting included in the Annual Report of Capital Bank Corporation on Form 10-K for the year ended December 31, 2007. We have also issued our report dated June 20, 2007, with respect to the financial statements of the Capital Bank 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Capital Bank Corporation on Form S-8.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
June 19, 2008